UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                          Imperial Parking Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    453077109
                                 (CUSIP Number)

                                 January 9, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 453077109

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Charles E. Huntzinger
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           97,790
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          NONE
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         97,790
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            97,790
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           97,790
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).  NAME OF ISSUER:

            Imperial Parking Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL PLACE EXECUTIVE OFFICES:

            601 West Cordova Street, Suite 300
            Vancouver, BC  V6B 1G1
            Canada

ITEM 2(a).  NAME OF PERSON FILING:

            Charles E. Huntzinger

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            c/o Imperial Parking Corporation
            601 West Cordova Street, Suite 300
            Vancouver, BC  V6B 1G1
            Canada

ITEM 2(c).  CITIZENSHIP:

            United States of America

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e).  CUSIP NUMBER:

            453077109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR 13d-2(c), CHECK WHETHER THE PERSON FILING IS A:

            (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

            (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

            (d) |_| Investment Company registered under Section 8 of the Investment Company Act.

            (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

            (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F).

            (g) |_| A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G).

            (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

            (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

            (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            Not Applicable.

ITEM 4.     OWNERSHIP:

            (a) AMOUNT BENEFICIALLY OWNED:

                  97,790

            (b) PERCENT OF CLASS:

                  5.1%

            (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   Sole power to vote or to direct the vote:

                              97,790

                  (ii)  Shared power to vote or to direct the vote:

                              NONE

                  (iii) Sole power to dispose or to direct the
                        disposition of:

                              97,790

                  (iv) Shared power to dispose or to direct the disposition of:

                              NONE

 ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|

            Not Applicable.

 ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable.

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

 ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not Applicable.

 ITEM 9.    NOTICE OF DISSOLUTION OF THE GROUP:

            Not Applicable.

 ITEM 10.   CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              Charles E. Huntzinger

Dated: March 4, 2004
       Vancouver, British Columbia            By:  /s/ Charles E. Huntzinger
                                                   ----------------------------
                                                   Name: Charles E. Huntzinger